Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA
The following table sets forth our consolidated financial data as of and for each of the years in the five year period ended December 31, 2006. The following selected financial data have been derived from our audited historical consolidated financial statements, certain of which are included elsewhere in the Current Report. The selected financial data should be read in conjunction with our financial statements and supplementary data set forth in Exhibit 99.3 and, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in Exhibit 99.2.
Results may not be comparable due to acquisitions and/or dispositions that have occurred in the periods presented. The selected financial data for all periods presented below has been prepared reflecting discontinued operations in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, all revenues and expenses associated with discontinued operations have been excluded from income from continuing operations and assets and liabilities of discontinued operations have been reclassified in the selected financial data.
During the quarter ended June 30, 2007, we made a decision to sell our 50.9% -owned subsidiary, InfoTech USA, Inc., or InfoTech. In addition, on July 2, 2007, our majority-owned subsidiary, Digital Angel Corporation sold its subsidiary, OuterLink Corporation, or OuterLink. As a result, InfoTech and OuterLink have been reclassified for presentation purposes as discontinued operations for all periods presented herein.

	For the Fiscal Year Ended December 31,
	2006	2005	2004	2003	2002
Statement of Operations Data:
Net revenue	$105,019	$94,822	$92,245	$78,531	$75,765
Cost of products and services sold	57,824	53,792	63,093	52,946	48,898

Gross profit	47,195	41,030	29,152	25,585	26,867
Selling, general and administrative expense	58,030	45,821	32,962	53,658	64,769
Research and development	7,572	5,871	3,068	6,255	4,130
Goodwill and asset impairment	6,629	—	—	302	38,657

Operating Loss	(25,036)	(10,662)	(6,878)	(34,630)	(80,689)

(Loss) gain on sales of subsidiaries and assets	—	—	—	(330)	132
Gain on extinguishment of debt	—	—	—	70,064	—
Interest and other income	1,347	2,664	1,892	908	2,400
Interest (expense) recovery	(3,219)	1,935	(2,738)	(22,569)	(17,451)

(Loss) income from continuing operations before benefit (provision) for taxes, minority interest, losses attributable to capital transactions of subsidiaries and equity in net loss of affiliate	(26,908)	(6,063)	(7,724)	13,443	(95,608)
(Provision) benefit for income taxes	(62)	434	(66)	(463)	(397)

(Loss) income from continuing operations before minority interest, losses attributable to capital transactions of subsidiaries and equity in net loss of affiliate	(26,970)	(5,629)	(7,790)	12,980	(96,005)
Minority interest	2,510	(73)	(415)	2,094	11,412
Net (loss) gain on capital transactions of subsidiaries	(1,632)	411	11,090	(244)	(2,437)

	For the Fiscal Year Ended December 31,
	2006	2005	2004	2003	2002
Gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiaries	503	598	(20,203)	(6,535)	(2,048)
Equity in net loss of affiliate	—	—	—	—	(291)

(Loss) income from continuing operations	(25,589)	(4,693)	(17,318)	8,295	(89,369)

Loss from discontinued operations, net of income taxes	(1,620)	(5,556)	(2,166)	(4,770)	(24,536)
Income (loss) on disposal of discontinued operations, including provision for operating losses during the phase-out period, net of income taxes	—	84	2,185	(382)	1,420

(Loss) income from discontinued operations	(1,620)	(5,472)	19	(5,152)	(23,116)
Net (loss) income	(27,209)	(10,165)	(17,299)	3,143	(112,485)
Preferred stock dividends and other	—	(1,573)	—	—	—
Accretion of beneficial conversion feature of preferred stock	—	(474)	—	—	—

Net (loss) income attributable to common stockholders	$(27,209)	$(12,212)	$(17,299)	$3,143	$(112,485)

	For the Fiscal Year Ended December 31,
	2006	2005	2004	2003	2002
Net (loss) income per common share — basic:
Continuing operations	$(0.38)	$(0.11)	$(0.34)	$0.23	$(3.32)
Discontinued operations	(0.02)	(0.08)	—	(0.14)	(0.86)

Net (loss) income attributable to common shares — basic	$(0.40)	$(0.19)	$(0.34)	$0.09	$(4.18)

Net (loss) income per common share — diluted:
Continuing operations	$(0.38)	$(0.11)	$(0.34)	$0.22	$(3.32)
Discontinued operations	(0.02)	(0.08)	—	(0.14)	(0.86)

Net (loss) income attributable to common shares — diluted	$(0.40)	$(0.19)	$(0.34)	$0.08	$(4.18)

Average common shares outstanding (amounts in thousands):
Basic	67,338	62,900	51,291	36,178	26,923

Diluted	67,338	62,900	51,291	37,299	26,923

(Loss) Earnings Per Share Adjusted For the Reverse Stock Split - On March 12, 2004, our board of directors authorized a 1-for-10 reverse stock split which was effectuated on April 5, 2004. The reverse stock split had the effect of reducing the number of issued and outstanding shares of our common stock, and accordingly, (loss) earnings per share increased as a result of the decrease in the weighted average number of shares outstanding. The above presents our basic and diluted (loss) earnings per share giving retroactive effect to the reverse stock split.

	As of December 31,
	2006	2005	2004	2003	2002
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,271	$22,062	$30,603	$9,510	$3,208
Restricted cash	81	310	327	765	—
Current assets from discontinued operations	6,213	5,848	6,361	4,467	5,029
Property and equipment	11,751	10,849	7,646	7,931	7,958
Goodwill	82,385	86,231	64,340	63,331	63,297
Other assets from discontinued operations	671	502	8,408	415	4,311
Total assets	171,350	185,958	140,188	111,931	111,156
Current liabilities of discontinued operations	10,517	10,352	10,256	10,339	7,707
Long-term debt	14,211	15,692	2,288	2,860	2,436
Total debt	21,473	18,511	2,485	8,071	84,228
Other liabilities of discontinued operations	1,059	536	745	—	—
Minority interest	47,984	48,325	52,644	21,259	14,613
Minority interest, discontinued operations	1,090	1,437	1,669	1,770	3,809
Stockholders’ equity (deficit)	43,864	66,546	40,844	32,736	(36,092)